EQUIPMENT LEASING AGREEMENT

This Agreement (the "**Agreement**") is made and effective September 2nd, 2009 ("**Effective Date**"),

BETWEEN: **3449793 CANADA INC.** DBA **Futurplast Extrusions.**, a corporation organized and existing under the laws of the Province of Quebec, with its head office located at 3435 Pitfield Boulevard, Montreal, Quebec, H4S 1H7, duly represented by Eliot Sorella, President;

(Hereinafter the "**Lessor**")

AND: **4403100 CANADA INC.**, a corporation organized and existing under the *Canada Business Corporations Act*, with its head office located at 999, Montée de la Pomme-D'Or, J0L 1C0 duly represented by Eliot Sorella, President;

(Hereinafter the "**Lessee**")

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, the parties hereto agree as follows:

1. GRANT OF LEASE

1.1 Lessor, in consideration of the rents to be paid and the covenants and agreements to be performed and observed by the Lessee, does hereby lease to the Lessee and the Lessee does hereby lease and take from the Lessor the property described in Exhibit "A" attached hereto and by reference made a part hereof (the "**Leased Equipment**").

2. LEASE TERM

The term of this Agreement shall begin on the Effective Date, and shall expire sixty (60) months thereafter.

3. RENT

The Lessee agrees to pay the Lessor on the first day of each and every calendar month an amount of $2,845.60, comprising the following:

Net Rental:	$2,521.02
GST/PST :	$ 126.05
QST:	$ 198.53
TOTAL :	$2,845.60

4. OBLIGATIONS FOR REPAIRS

4.1 The Lessee shall repair and maintain the Leased Equipment in good order and condition, except for reasonable wear and tear, the repairs required of Lessor pursuant hereto, and maintenance or replacement necessitated as the result of the act or omission or negligence of the Lessor, its employees, agents, or contractors.

4.2 Each party agrees to pay promptly when due the entire cost of any work done by it upon the Leased Equipment so that the Leased Equipment at all times shall be free of liens for labor and materials. Each party further agrees to hold harmless and indemnify the other party from and against any and all injury, loss, claims or damage to any person or property occasioned by or arising out of the doing of any such work by such party or its employees, agents or contractors. Each party further agrees that in doing such work that it will employ materials of good quality and comply with all governmental requirements, and perform such work in a good and workmanlike manner.

5. LOSS AND DAMAGE

5.1 Lessee hereby assumes and shall bear the entire risk of loss, theft, destruction and damage to the Leased Equipment from any and every cause whatsoever, whether or not covered by insurance. No loss or damage to the Leased Equipment or any part thereof shall impair any obligation of Lessee under this Agreement which shall continue in full force and effect through the term of the Agreement.

5.2 In the event of loss or damage of any kind whatever to the Leased Equipment, Lessee shall, at Lessor's option:

5.2.1 Place the same in good repair, condition and working order; or

5.2.2 Replace the same with like equipment in good repair, condition and working order; or

5.2.3 Pay to Lessor the replacement cost of the Equipment.

6. SURRENDER

Upon the expiration or earlier termination of this Agreement, Lessee shall return the Leased Equipment to Lessor in good repair, condition and working order, in the state in which the same was given, ordinary wear and tear resulting from proper use thereof alone excepted, by delivering the Leased Equipment at Lessee's cost and expense to such place as Lessor shall specify within the city or county in which the same was delivered to Lessee.

7. OPTION TO PURCHASE

At any time during the term of this Agreement, the Lessee shall have the option to purchase from the Lessor the Leased Equipment, without any warranties and "as is" at the time this option is exercised, for the amount of two hundred fifty dollars ($250.00).

8. INDEMNITY BY LESSEE

The Lessee shall save Lessor harmless and indemnify Lessor from all injury, loss, claims or damage to any person or property arising from or through the use of the Leased Equipment, unless caused by the willful acts or omissions or gross negligence of Lessor, its employees, agents, licensees or contractors.

9. INSURANCE

9.1 Lessor, at Lessee's expenses, will procure and continuously maintain and pay for all risk insurance against loss of and damage to the Leased Equipment for not less than the full replacement value of the Leased Equipment, naming Lessor as loss payee, and;

9.2 Lessor, at Lessee's expenses, will procure and continuously maintain and pay for combined public liability and property damage insurance with limits as deemed reasonable by Lessor, naming Lessor as additionally named insured and a loss payee.

10. TAXES

Lessee shall keep the Leased Equipment free and clear of all levies, liens and encumbrances. Lessee, or Lessor at Lessee's expense, shall report, pay and discharge when due all license and registration fees, assessments, sales, use and property taxes, gross receipts, taxes arising out of receipts from use or operation of the Leased Equipment, and other taxes, fees and governmental charges similar or dissimilar to the foregoing, together with any penalties or interest thereon, imposed by any provincial, federal or local government or any agency, or department thereof, upon the Leased Equipment or the purchase, use, operation or leasing of the Leased Equipment or otherwise in any manner with respect thereto and whether or not the same shall be assessed against or in the name of Lessor or Lessee. However, Lessee shall not be required to pay or discharge any such tax or assessment so long as it shall, in good faith and by appropriate legal proceedings, contest the validity thereof in any reasonable manner which will not affect or endanger the title and interest of Lessor to the Leased Equipment; provided, Lessee shall reimburse Lessor for any damages or expenses resulting from such failure to pay or discharge.

11. DEFAULT

11.1 If Lessee fails to pay any rent or other amount herein provided within ten (10) days after the same is due and payable, or if Lessee fails to observe, keep or perform any other provision of this Agreement required to be observed, kept or performed by Lessee, Lessor shall have the right to exercise any one or more of the following remedies:

11.1.1 To declare the entire amount of rent hereunder immediately due and payable without notice or demand to Lessee.

11.1.2 To sue for and recover all rents, and other payments, then accrued or thereafter accruing.

11.1.3 To take possession of the Leased Equipment, without demand or notice, wherever same may be located, without any court order or other process of law. Lessee hereby waives any and all damages occasioned by such taking of possession.

11.1.4 To revoke the license to the Patents.

11.1.5 To terminate this Agreement.

11.1.6 To pursue any other remedy available to it at law.

11.2 Notwithstanding any repossession or any other action which Lessor may take, Lessee shall be and remain liable for the full performance of all obligations on the part of the Lessee to be performed under this Agreement. All of Lessor's remedies are cumulative, and may be exercised concurrently or separately.

12. WARRANTIES

12.1 Lessor does not warrant the fitness, merchantability, design, condition, capacity, suitability, or performance of the Leased Equipment. Lessor makes no express or implied warranties and leases the Leased Equipment "as is" and "with all faults."

12.2 Warranties made by the seller and/or manufacturer of the Leased Equipment are assigned by Lessor to Lessee. In event of any claim concerning the location, installation, repair, or use of the Leased Equipment or any other claim concerning the Leased Equipment, regardless of cause or consequence, Lessee's only remedy, if any, is against the seller or manufacturer of the Leased Equipment or of any part thereof. No defect regardless the cause or consequence shall relieve Lessee from performance under this Agreement, including rental payments.

13. BANKRUPTCY

Neither this Agreement nor any interest therein is assignable or transferable by operation of law. If any proceeding under the Bankruptcy and Insolvency Act, or under any similar legislation, is commenced by or against the Lessee, or if the Lessee is adjudged insolvent, or if Lessee makes any assignment for the benefit of his creditors, or if a receiver is appointed in any proceeding or action to which the Lessee is a party with authority to take possession or control of the Leased Equipment, Lessor shall have and may exercise any one or more of the remedies set forth in Article 11 hereof; and this Agreement shall, at the option of the Lessor, without notice, immediately terminate and shall not be treated as an asset of Lessee after the exercise of said option.

14. ADDITIONAL DOCUMENTS

If Lessor shall so request, Lessee shall execute and deliver to Lessor such documents as Lessor shall deem necessary or desirable for purposes of recording or filing to protect the interest of Lessor in the Leased Equipment or in the Patents.

15. ASSIGNMENT

15.1 Without Lessor's prior written consent, Lessee shall not (a) assign, transfer, pledge, or otherwise dispose of this Agreement, the Leased Equipment, the Patents, or any interest therein or (b) sublet, lend or license the use of the Leased Equipment or the Patents or permit them to be used by anyone other than Lessee or Lessee's employees.

15.2 Lessor may assign this Agreement or grant a subsidiary interest in the Leased Equipment or in the Patents in whole or part without notice to Lessee and Lessor's assignee or secured party may then assign this Agreement or the security agreement without notice to Lessee. Lessee shall recognize such assignments or security agreements and shall not assert against the assignees or the secured parties any defense, counterclaim, or offset Lessee may have against Lessor. In spite of any such assignment, Lessor warrants that Lessee

shall quietly enjoy the use of the Leased Equipment, subject to the terms and conditions of this Agreement. Subject to the foregoing, the Agreement inures to the benefit of and is binding on the respective heirs, legatees, personal representatives, successors, and assigns of Lessor and Lessee.

16. GOVERNING LAW

This Agreement shall be construed and enforced according to laws of the Province of Quebec.

17. HEADINGS

Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

18. ENTIRE AGREEMENT

This instrument constitutes the entire agreement between Lessor and Lessee and is irrevocable for its term and for the aggregate rentals reserved above, and it shall not be amended, altered, or changed except by a written agreement signed by the parties.

19. WAIVER

Any failure of Lessor to require strict performance by Lessee or any waiver by Lessor of any provision of the Agreement shall not be construed as a consent or waiver of any other breach of the same or any other provision.

20. SEVERABILITY

If any portion of this Agreement is deemed to be invalid, it shall not affect the rest of this Agreement.

21. LANGUAGE

The parties hereto have expressly agreed that this Agreement be drafted in English; *les parties aux présentes ont expressément convenu que la présente entente soit rédigée en anglais.*

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

34497793 CANADA INC.	**4403100 CANADA INC.**
Authorized Signature	Authorized Signature
Eliot Sorella, President	Eliot Sorella, President
Print Name and Title	Print Name and Title

EXHIBIT "A"
LEASED EQUIPMENT

Quantity	Equipment description
1	Chariot élévateur de Marque Merlo, modèle P40.7, année 2009, neuf, s/n B9149879
1	Add on carriage avec fourches de 5', s/n 16036
1	Godet à ordures Merlo s/n 29370019
1	Balance et imprimante pour matériaux et 1 pneus foam filled

EQUIPMENT LEASING AGREEMENT RENEWAL

This Agreement is made and effective September 2nd, 2014 ("Effective Date"),

Between: **3449793 Canada Inc.**, a corporation organized and existing under the laws of the Province of Quebec, with its head office located at 3435, Pitfield Boulevard, Montreal (Quebec), H4S 1H7, duly represented by Elio Sorella, President

(Hereinafter the "Lessor")

And: **Ecolomondo Corporation Inc.**, a corporation organized and existing under the laws of the Province of Quebec, with its head office located at 3435, Pitfield Boulevard, Montreal (Quebec), H4S 1H7, duly represented by Elio Sorella, President

(Hereinafter the "Lessee")

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth in the original EQUIPMENT LEASE AGREEMENT (the "original lease"), the parties hereto agree as follows:

1. The original lease was for a 2009 Merlo loader model P40.7, s/n B9149879, including parts and accessories, from Sept. 2, 2009 to Sept. 1, 2014, for a net monthly rent of C$2,521.02, plus applicable taxes, for a total monthly rent of C$2,845.60.

2. Lessor and Lessee recognize the validity of the original lease between them.

3. Lessor and Lessee agree to renew the original lease for one year, for Sept. 2, 2014 to Sept. 1, 2015, for the same rent, with the same conditions and covenants of the original lease.

4. The parties hereto have expressly agreed that this Agreement be drafted in English; *les parties aux présentes ont expressément convenu que la présente entente soit rédigée en anglais.*

IN WITNESS THEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Eliot Sorella
3449793 Canada Inc., President & CEO

Eliot Sorella
Ecolomondo Corporation Inc., President & CEO